(10.74)         Security Agreement between Aero Services
                International, Inc. and Jason IV Aviation, Inc. dated May 10, 1996.

                                          SECURITY AGREEMENT

        THIS SECURITY AGREEMENT (this "Security Agreement") is made and entered into as of this 10th day of May, 1996, by and between JASON IV AVIATION, INC., a Louisiana corporation
("Debtor") and AERO SERVICES INTERNATIONAL, INC., a Louisiana corporation (the "Secured Party").

                                         W I T N E S S E T H:

        WHEREAS, as of even date herewith, Debtor, the Secured Party and Orlando E. Panfile have entered into that certain Asset Purchase Agreement (the "Agreement"), pursuant to which the Secured Party has agreed to sell, transfer and assign certain rights and assets to Debtor, as more particularly described in the Agreement; and

        WHEREAS, in accordance with the Agreement, Debtor has executed and delivered to the Secured Party (i) that certain promissory note, dated April 1, 1996, in the original principal amount of One Hundred Thousand Dollars ($100,000) (the "A Note"), and (ii) that certain promissory note, dated April 1, 1996, in the original principal amount of Five Hundred Thousand Dollars ($500,000) (the "B Note"); and

        WHEREAS, the A Note and the B Note, each of which is more particularly described in the Agreement, may, hereinafter, be referred to as the "Notes"; and

        WHEREAS, as a condition for entering into the Agreement and accepting the Notes in accordance therewith, the Secured Party has required that Debtor execute and deliver this Security
Agreement;

        NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and suffi-ciency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

        1. Definitions. Capitalized terms used in this Security Agreement but not otherwise defined herein shall have the meanings ascribed thereto in the Agreement. In addition, the following terms shall have the meanings set forth below:

                "Accounts" means any right to payment for goods sold or leased or for services rendered which is not evidenced by an Instrument or Chattel Paper, whether or not it has been earned by performance, including but not limited to accounts receivable and contract rights. Without limiting the foregoing, Accounts shall include all "accounts" as defined in the Uniform
Commercial Code as in effect from time to time in the State of Louisiana ("UCC").

                "Accounts Receivable" means all Debtors present or future Accounts, accounts receivable, other receivables, contract rights, Chattel Paper, notes, cash, cash equivalents, rights under letters of credit, Instruments and Documents, and all proceeds thereof, together with all Instruments, all Documents representing any of the foregoing, all rights in any merchandise or goods which any of the same may represent, and all right, title, security and guaranties with respect to each Account Receivable, including any right of stoppage in transit.

                "Chattel Paper" means any writing or writings which evidence both a monetary obligation and a security interest in or a lease of specific goods. Without limiting the foregoing, Chattel Paper shall include all "chattel paper" as defined in the UCC.

                "Documents"  means "documents of title" as defined in
Section 1-201 of the UCC, and receipts of the kind described in Subsection (2) of Section 7-201 of the UCC.

                "Equipment" means all now owned or hereafter acquired goods which are used or bought for use by the Debtor in its business, including but not limited to equipment, tools, tooling, machinery, furniture and fixtures, vehicles and trade fixtures and all parts, instruments, accessories, alterations, modifications, replacements, additions, tools, supplies, operating manuals and improvements intended to be used on or in connection with the foregoing. Without limiting the foregoing, Equipment shall include all "equipment" as defined in the UCC.

                "Fixtures" means all present and future fixtures, goods, inventory, machinery and Equipment, including but not limited to fittings, appliances, furniture, apparatus, chattels, building materials and articles of personal property of every kind and character, together with any renewals, replacements and substitutions thereof, and additions and accessions thereto, which now or in the future become affixed to or attached to or placed upon or used in any way in connection with the New
Orleans FBO (as defined in the Agreement), together with all right, title and interest of the Secured Party in and to any and all deposits made under any conditional bill of sale, chattel mortgage or security interest to which any Fixtures are or shall be subject, and all deposits made thereunder, together with the benefit of any payments now or hereafter made thereon. In addition, the term "Fixtures" includes all right, title and interest of Debtor as lessee under any and all leases relating to any Fixtures, together with any options to purchase the Fixtures which are subject to such leases and together with the benefit of any payments at any time made on such leases.

                "General Intangibles" means any present or future personal property of Debtor (including things in action) other than tangible personal property, goods, Accounts, Accounts Receivable, Chattel Paper, Documents, Equipment, Instruments, and money, including but not limited to leases, rents generated from all real property owned or leased by Debtor, tax refunds and rights to receive tax refunds, certificates and policies of insurance and insurance proceeds, patents and patent applications, copyrights, licenses, federal and state trademarks, and goodwill associated therewith, trade names, service marks and names, logos, goodwill, customer lists, causes of action, judgments, rights of indemnification, contribution and subrogation, rights against suppliers or manufacturers, royalties, computer programs, tapes and software, designs, blueprints, plans and know how. Without limiting the foregoing, General Intangibles shall include all "general intangibles" as defined in the UCC.

                "Instruments" means negotiable instruments (as defined in Section 3-104 of the UCC) or certificated securities (as defined in Section 8-102 of the UCC) or any other writings which evidence a right to the payment of money and are not themselves security agreements or leases and are of the type which are in the ordinary course of business transferred by delivery with any necessary endorsement or assignment. Without limiting the foregoing, Instruments shall include all "instruments" as defined in the UCC.

                "Inventory" means any and all present and future goods, merchandise and other personal property, including, without limitation, goods in transit, of Debtor, which are or may at any time be held for sale or lease, furnished or to be furnished under any contract of service, or held as raw materials, work in process, finished goods, supplies or materials which are used or consumed in connection with Debtor's business, and any present and future property of Debtor, the sale or other disposition of which has given rise to an Account Receivable and which has been returned to or repossessed or stopped in transit by Debtor, and the products of any such goods, merchandise and other personal property. Without limiting the foregoing, Inventory shall include all "inventory" as defined in the UCC.

                "Proceeds" means all proceeds of Accounts, Accounts Receivable, Chattel Paper, Documents, Equipment, General
Intangibles, Instruments and Inventory, including but not limited to the following:

                a. All returned or repossessed goods arising from, or relating to, any sale or other disposition of any of the foregoing;

                b.      All components, accessories, additions,
                        attachments, appurtenances and improvements, pertaining or attached to any of the foregoing;

                c. All substitutions, renewals, and replacements of or to any of the foregoing;

                d. All books, records, computer software, disks or tapes of or relating to any of the foregoing; and

                e. All cash and non-cash proceeds and products, whether immediate or remote, of or relating to any of the foregoing.

        Without limiting the above, Proceeds shall include all "proceeds" as defined in the UCC.

        2. Effectiveness and Priority. This Security Agreement shall be effective on the first to occur of (i) the date on which a Senior Lender has provided financing to Purchaser as contemplated in the Agreement, (ii) the date on which Gulf Coast Bank has consented to the granting by Debtor to the Secured
Party of a second priority security interest in all of Debtor's tangible and intangible personal property, or (iii) the one hundred twentieth (120th) day after the Closing (as defined in the Agreement). On the effectiveness of this Security
Agreement, pursuant to the security interest granted hereunder, the Secured Party shall have a security interest in all of Debtor's tangible and intangible personal property subordinate only to the security interest therein of the Senior Lender or Gulf Coast Bank, as the case may be; provided, however that the security interest of the Secured Party in the Purchased Assets
(as defined in the Agreement) shall, at all times, be superior to the security interest therein of Gulf Coast Bank, and under no circumstances shall Gulf Coast Bank be granted, and under no circumstances shall there be deemed to exist in favor of Gulf
Coast Bank, a security interest in the Purchased Assets senior in priority to the Secured Party's security interest in the Purchased Assets.

        3. Grant of Security Interest. To secure the prompt repayment of all amounts due under the Agreement and the Notes and the observance and performance by Debtor of all of the conditions, obligations, covenants, promises and agreements contained in the Agreement, the Notes, and any other instruments or documents executed and delivered to the Secured Party in connection with the transactions contemplated by the Agreement, Debtor hereby grants to the Secured Party a lien and continuing security interest in and to all of its now owned and hereafter acquired present and future personal property and Fixtures of every kind, nature and description, wherever located, to the full extent of Debtor's interest therein, including but not limited to Accounts, Accounts Receivable, Chattel Paper, Documents, Equipment, Fixtures, General Intangibles,
Instruments, Inventory, and Proceeds of any of the foregoing, and all books and records (including, without limitation, customer lists, credit files, computer programs, print-outs and other computer materials and records) of Debtor pertaining to any of the foregoing (hereinafter, collectively, the "Collateral"). Secured Party's security interest in the Collateral shall at all times be subordinate only to the security interest of the Senior Lender (as defined in the Agreement) for indebtedness to the Senior Lender (the "Senior Debt") not to exceed $1,500,000.00 as more particularly described in the Agreement (the "Senior Security Interest"), or to the Security Interest of Gulf Coast Bank (but only to the extent provided in Section 2 hereof and Section 2.4 of the Agreement (the "Gulf Coast Security Interest").

        This security interest in the Collateral shall secure payment of the Notes, and shall secure performance by Debtor of its obligations under the Agreement, the Notes, this Security Agreement and all other documents executed between Debtor and the Secured Party (the "Transactional Documents") (all of which obligations are referred to as the "Obligations").

        4. Additional Documentation. At the Secured Party's request, Debtor shall execute and deliver to the Secured Party, at any time hereafter, all supplemental documentation that the Secured Party may reasonably request to perfect the security interests granted the Secured Party hereby, in form and substance acceptable to the Secured Party, and pay the costs of any recording or filing of the same. Debtor agrees that a carbon, photographic, or other reproduction of this Security Agreement or of a financing statement is sufficient as a financing statement. Debtor, immediately on acquiring property for which separate perfection is necessary, shall deliver to the Secured Party any and all evidence of ownership of any such property (including, without limitation, properly endorsed certificates of title and applications for title and assignments of Interstate Commerce Commission licenses) and shall take all such action as may be necessary to perfect the Secured Party's security interest in such property.

        5. Inspections. After reasonable prior notice, the Secured Party (by any of its officers, employees or agents) shall have the right, at any time, and from time to time during Debtor's usual business hours, to inspect the Collateral, all records related thereto (and to make extracts from such records) and the premises upon which any of the Collateral is located, to discuss Debtor's affairs and finances with any accountant, account debtor or creditor of Debtor and to verify the amount, quality, quantity, value and condition of, or any other matter relating to, the Collateral.

        6. Financing Statements. Debtor will take all necessary action to permit the Secured Party immediately to perfect its lien and security in the Collateral, subject only to the Senior Security Interest or the Gulf Coast Security Interest, as the case may be, whether by filing UCC-1 financing statements, by filing financing statements required by motor vehicle titling authorities to perfect the Secured Party's security interest in any motor vehicles which may be included in the Equipment or, at the Secured Party's request, by showing the Secured Party as holder of such security interest on the certificate of title for such Equipment. Such filings shall be in form and substance reasonably required by the Secured Party, and Debtor will pay all costs of recording and filing any financing, continuation or termination statements with respect to the security interest created by this Security Agreement, together with costs and expenses of any lien search required by the Secured Party.

        7. Insurance. Debtor will maintain insurance coverage on the Collateral in accordance with the applicable provisions of the Agreement.

        8. Representations and Warranties. Debtor hereby represents and warrants unto the Secured Party that, at the execution hereof and during the term of this Security Agreement, and as long as any of the Indebtedness under the Transactional Documents remains unpaid, unless otherwise consented to in writing by the Secured Party:

                a. All of the representations and warranties contained in the Transactional Documents are true and correct.

                b. The security interest granted to the Secured Party in the Collateral shall constitute a lien subject only to the Senior Security Interest or the Gulf Coast Security Interest, as the case may be, and Debtor is and shall be lawfully possessed and the sole owner of the Collateral, and are authorized to pledge, sell, consign, assign, transfer and create a security interest in the same.

                c. Subject to the Senior Security Interest or the Gulf Coast Security Interest, as the case may be, the Collateral shall continue to be free from all pledges, liens, encumbrances and security interests or other claims in favor of others, of any kind or character, legal or equitable, except the lien and security interest in favor of the Secured Party created by this Security Agreement, and that Debtor will warrant, and, at the Secured Party's request, defend the same from all claims and demands of all other persons.

                d. The Collateral will only be used by Debtor in the operation of its fixed base operations at the New Orleans Lakefront Airport ("Debtor's FBO"), and will not be held for sale or leased to others, or otherwise disposed of by Debtor except in accordance with Section 11.2 of the Agreement.

                e. Any guarantee, security, property or right received by Debtor in connection with the Collateral shall be received by it as an agent of, and on behalf of, the Secured Party and will be kept separate from other property of Debtor, capable of identification, and will be delivered and paid immediately by Debtor to the Secured Party as additional security.

                f. The offices or locations where Debtor keeps or will keep the Collateral and books and records concerning the Collateral are located only at Debtor's FBO which location is Debtor's principal place of business. Debtor shall not establish any other such office or location without the Secured Party's prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, that in no event shall any such office or location be outside the United States of America or in any jurisdiction which has not adopted Article 9 of the Uniform Commercial Code; and provided, further, that in connection with any move permitted hereunder Debtor shall provide the Secured Party with reasonable written notice of such move (in no event later than thirty (30) days before such move), along with a list of all Uniform Commercial Code filings and other filings or recordings which are necessary to perfect a security interest in the Collateral, and a reasonable opportunity (in no event fewer than thirty (30) days) to perfect such interests in the jurisdiction to which the office or location is moved, such interests to be perfected at Debtor's cost and expense.

                g. Except for the due and proper filing of financing statements on form UCC-1, and filings with motor vehicle lien recording authorities, no further action is required to establish and perfect the lien and security interest of the Secured Party in and to the Collateral.

        9. Affirmative Covenants. Debtor hereby covenants and warrants unto the Secured Party that at the execution hereof and during the term of this Security Agreement, and as long as any of the Indebtedness under the Transactional Documents remains unpaid, unless otherwise consented to in writing by the Secured
Party:

                a. Debtor will comply with all of the affirmative covenants set forth in the Transactional
                        Documents.

                b. Debtor will, not later than thirty (30) days after acquiring additional Collateral, promptly advise the Secured Party of the type, description, nature, cost and quantity thereof. Should Debtor at any time fail to advise the Secured Party of any such acquisition, such failure shall not affect, diminish, modify or limit the Secured Party's lien or security interest in all Collateral which Debtor may acquire from time to time hereafter.

                c. Debtor will, at its own cost and expense, keep the Collateral in as good and substantial repair as the same is when acquired, reasonable wear and tear excepted.

                d. Debtor will comply with all of the requirements of law in order to preserve and perfect the Secured Party's security interest in the Collateral.

                e. Debtor will promptly (and in no event later than two (2) Business Days) advise the Secured Party, after discovery of any new facts which, under applicable law, would affect the priority of the security interest granted to the Secured Party by this Security Agreement.

                f. Debtor will provide the Secured Party, promptly following request therefor, timely evidence of the existence of all policies of insurance required by the Secured Party to be maintained as provided for herein and evidence that the Secured Party is named thereon as a loss payee, as its interest may appear.

                g. Debtor will notify the Secured Party immediately of any information which Debtor have or may receive with regard to the Collateral which might in any way materially and adversely affect the value of same or the rights or remedies of the Secured Party in respect thereof.

                h. Debtor will provide to Secured Party (i) any notice of default by Debtor under or with respect to the Senior Debt; or (ii) any notice or action on the part of the Senior Lender of its intent to exercise any of its rights or remedies as a secured party with respect to any of the Collateral.

        10. Negative Covenants. Debtor hereby covenants and warrants unto the Secured Party that, at the execution hereof and during the term of this Security Agreement, and as long as any of the Indebtedness under the Transactional Documents remains unpaid, Debtor shall not, without the prior written consent of the Secured Party:

                a.      Fail to comply with any of the negative
                        covenants set forth in the Transactional
                        Documents.

                b. Except for the Senior Security Interest or the Gulf Coast Security Interest, as the case may be, pledge, assign or encumber the Collateral to any entity other than the Secured Party, or create, suffer or permit to be created any lien thereon, whether such lien is superior or inferior to that of the Secured Party.

                c. Sell, lease or have removed from Debtor's FBO any Collateral or other assets except in the ordinary course of business.

                d. Allow, permit, suffer or create any lien to the Senior Lender which secures indebtedness exceeding $1,500,000.

                e. Allow, permit, suffer or create any lien to Gulf Coast Bank which secures indebtedness exceeding Debtor's indebtedness to Gulf Coast Bank as of the Closing Date.

        11.     Event of Default.  Any Event of Default under the
Notes or a default under the Agreements or any other
Transactional Documents, shall constitute an Event of Default hereunder.

        12. Remedies. On an Event of Default, and at any time thereafter prior to its cure, Secured Party may declare all obligations secured hereby, although otherwise unmatured and contingent, to be immediately due and payable, without notice or demand whatsoever. Secured Party shall have, in addition to any other rights and remedies contained in the Agreement and any other document executed in connection with the Agreement, all the rights and remedies of a secured party under the applicable Uniform Commercial Code or other applicable law, all of which rights and remedies shall be cumulative and nonexclusive, to the extent permitted by law.

        On an Event of Default, and at any time thereafter prior to its cure, Secured Party has the right (i) to enter upon the premises of Debtor without any obligation to pay rent to Debtor, through self-help and without judicial process, without first obtaining a final judgment or giving Debtor notice and opportunity for a hearing on the validity of Secured Party's claim, or any other place or places where the Collateral is located and kept, without such entry constituting a breach of the peace, and to remove the Collateral therefrom to the premises of Secured Party or any agent of Secured Party, for such time as Secured Party may desire, effectively to collect or liquidate the Collateral, or (ii) to require Debtor to assemble the Collateral and make it available to Secured Party, at Debtor's expense, at a place to be designated, in Secured
Party's sole discretion, and Debtor waives all claims of damages due to or arising from or connected with any such taking.

        On an Event of Default, and at any time thereafter prior to its cure, Secured Party has the right (i) to lease, sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law (it being agreed by Debtor that, in the absence of any contrary requirement of law, five (5) days' prior notice of a public or private sale of Collateral shall be deemed reasonable notice), in lots or in bulk, for cash or on credit, all as Secured Party, in its sole discretion, may deem advisable; (ii) to adjourn such sales from time to time with or without notice; and (iii) to conduct such sales on Debtor's premises or elsewhere and use Debtor's premises without charge for such sales for such time or times as Secured Party may see fit. Secured Party is hereby granted a license or other right to use, without charge, Debtor's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral, and Debtor's rights under all licenses and all franchise agreements shall inure to Secured Party's benefit. Secured Party shall have the right to sell, lease or otherwise dispose of any Collateral, or any part thereof, for cash, credit or any combination thereof, and Secured Party may purchase all or any part of the Collateral at public or, to the extent permitted by law, private, sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against Debtor's obligations to Secured
Party.  Subject to the Senior Security Interest or the Gulf
Coast Security Interest, as the case may be, the proceeds realized from the sale of any Collateral shall be applied, first, to the reasonable costs, expenses and attorneys' fees incurred by Secured Party for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second, to interest due upon any of Debtor's obligations to Secured Party; and, third, to the principal of Debtor's obligations to Secured Party. If any deficiency shall arise, Debtor shall remain liable to Secured Party therefor.

        Secured Party shall also have the right to notify all account debtors to pay all amounts due after an Event of Default directly to Secured Party at the address set forth in Secured
Party's notice to such account debtors.

        In any exercise of the rights of Secured Party under this Security Agreement, any combination or all of the Collateral may be offered for sale for one total price, and the proceeds of any such sale accounted for in one account without distinction between the items of security or without assignment to them of any proportion of such proceeds, Debtor hereby waiving the application of any doctrine of marshalling.

        Any notice required to be given by Secured Party of a sale, lease or other disposition of the Collateral or any other intended action by Secured Party, given at least five (5) days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to Debtor.

        All remedies hereunder are cumulative and not alternative. The remedies set forth herein are in addition to all other remedies available to Secured Party at law and in equity.

        13. Attorney-in-Fact. Debtor hereby appoints the Secured Party as Debtor's attorney-in-fact to do any and every act which Debtor is obligated by this Security Agreement to do, and exercise all rights of Debtor in the Collateral and to do all other things necessary or desirable to preserve and protect the Collateral and to protect the Secured Party's interest in said Collateral. Anyone to whom the Secured Party represents its authority and capacity to act as attorney-in-fact for Debtor shall be entitled to rely on the Secured Party's sole representation of such authority (without any further evidence thereof), and Debtor agrees to hold harmless anyone taking any action in reliance on the Secured Party's authority as Debtor's attorney-in-fact.

        14. Termination. On the payment in full of all of Debtor's Indebtedness under the Transactional Documents, this
Security Agreement shall terminate, except that all representations and warranties of Debtor contained herein shall survive.

        15. Notices. All notices, requests, demands, directions and other communications required or permitted under the provi-sions of this Security Agreement, or otherwise with respect hereto, shall be in writing and shall be: (i) mailed by first class registered or certified mail, return receipt requested, postage prepaid; or (ii) sent by next day business courier (such as Federal Express or the like); or (iii) personally delivered;
or (iv) transmitted by fax, telegram or telex (with a hard copy to follow within twenty-four (24) hours by first class registered or certified mail, return receipt requested, postage prepaid, or by next day business courier [such as Federal
Express or the like], or by personal delivery), as follows:

if to the Debtor, to:

                Jason IV Aviation, Inc.
                4700 Airport Road
                Cincinnati, Ohio  45226
                Attn:  Mr. Ken Allison
                FAX (513) 871-1464

with copy to:

                Simon, Peragine, Smith & Redfearn, L.L.P.
                30th Floor Energy Centre
                1100 Poydras Street
                New Orleans, Louisiana  70163-3000
                Attn:  Guy W. Smith, Esq.
                FAX (504) 569-2999

if to the Secured Party, to:

                Aero Services International, Inc.
                660 Newtown-Yardley Road
                Newtown, Pennsylvania  18940
                Attention:  James Affleck
                Facsimile:  (215) 968-6010

with a copy to:

                Eckert Seamans Cherin & Mellott
                One South Market Square Building
                213 Market Street, P. O. Box 1248
                Harrisburg, Pennsylvania  17108-1248
                Attention:  Christopher M. Cicconi, Esquire
                Facsimile:  (717) 237-6019

or to such other address(es) or to the attention of such other person(s) and officer(s) as the addressee of any such notice shall have previously furnished to the sender in writing. Each notice or communication which shall be transmitted in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, or received for all purposes at such time as it is sent to the addressee (with return receipt, delivery receipt [or with respect to a telex the answer back, or a fax the activity report] being deemed conclusive evidence of such mailing, transmission or delivery), or at such time as delivery is refused by the addressee on presentation.

        16. Modification or Amendment. This Security Agreement may not be changed, amended or modified in any way nor may any right or remedy with respect hereto be waived or released, except by an agreement in writing signed by the party against whom enforcement of any change, amendment, modification, waiver or release is sought.

        17. Rights, Remedies and Powers. Each and every right, remedy and power granted to the Secured Party hereunder (i) shall be cumulative and in addition to any other right, remedy or power held by the Secured Party or now or hereafter existing in equity, at law, by statute or otherwise, or available to the Secured Party under the Transactional Documents or any other document executed in connection with the Indebtedness under the Transactional Documents, and (ii) may be exercised independently and as often and in such order as the Secured Party may deem expedient. No failure on the part of the Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver of such right; nor shall any single or partial exercise of any right hereunder, or under the Transactional Documents preclude any other or further exercise of such right or the exercise of any other right.

        18. Successors and Assigns. This Security Agreement shall be binding on and inure to the benefit of the Secured Party and Debtor and its successors and assigns, except that Debtor may not assign or transfer any of its rights under this Security
Agreement without the prior written consent of the Secured
Party.

        19. Illegality. In the event that any one or more of the provisions contained in this Security Agreement should be invalid, illegal or unenforceable in any respect, then the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

        20. Controlling Law. This Security Agreement shall be construed in accordance with and governed by the substantive law of the State of Louisiana, including its statutes of limitation but without regard to its rules governing conflict of laws.

        21. Consent to Jurisdiction. Debtor hereby consents to the jurisdiction and venue of the federal and state courts located in, or having jurisdiction over, New Orleans, Louisiana, in any action brought by or against Debtor, on, mentioning, related to or connected with this Security Agreement.

        22. Waiver of Jury Trial. Debtor hereby knowingly waives the right to any jury trial in any action, proceeding, or counterclaim arising out of or in any way connected with this Security Agreement.

        23. Section Headings. Section headings are inserted for convenience only and shall not affect any construction or interpretation of this Security Agreement.

        24. Counterparts. This Security Agreement may be executed in several counterparts, each of which will be deemed to be an original, and in each case such counterparts will constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be executed in their respective names as of the date hereinabove written.


                                                         DEBTOR:
                                                         JASON IV AVIATION, INC.


Kennett L. Allison                            By:     OrlandoE Panfile

Secretary                                     Its:    President




                                           SECURED PARTY:
                                         AERO SERVICES INTERNATIONAL, INC.


B. R. Adkins                                      By:     R. T. Brant

Assistant Secretary                               Its:    Chairman & CEO